EXHIBIT 10.3.1

F H S
Foundation Health Systems, Inc.


October 14, 1998


Mr. Marc M. Stein
94 Morning Dew Court
Old Bridge, NJ  08857

Dear Marc:

This letter serves as an addendum to the Letter of Agreement (Agreement) entered into on February 9, 1998, by and between Foundation Health Systems (FHS) and Marc M. Stein. All original terms and conditions of the Agreement remain in full force and effect.

1. You will continue in your current position as Chief Financial Officer, First Option Health Plan, NJ (Physicians Health Services when the merger is approved), from April 1, 1999 until at least June 30, 1999. You will continue to be paid your current biweekly rate, less all deductions required by law until that date. You will report to the FHS Northeast Region Chief Financial Officer, with a dotted line to the PHS New Jersey President.

2. In addition to the bonus paid to you on March 31, 1999, if you remain employed by FHS to June 30, 1999, or if your employment is terminated for any reason other than "just cause: prior to June 30, 1999, you will receive an additional bonus equivalent to ten percent (10%) of your salary, which will be paid on June 30, 1999.

3. On April 30, 1999, FHS will inform you of the status of a potential future role in the company. If an offer is made to you to continue employment with FHS, you will have the right to either accept or reject the offer. If you do not accept, you will be entitled to six (6) months severance and related salary continuation benefits described in the Agreement, starting July 1, 1999. If you accept, you will still be entitled to six (6) months severance and related salary continuation benefits described in the Agreement if you are terminated in the future for any reason other than "just cause."

4. On January 31, 1999, if you give Foundation Health Systems sixty (60) day notice, in writing, that you do not want to extend the Agreement from April 1, 1999 to June 30, 1999, Items 1 through 3 in the above addendum will be null and void, and all the original terms and conditions of the February 9, 1998 Agreement remain in full force and effect.

Please indicate your acceptance of this agreement by signing below.

Sincerely,

/s/ Pennell Hamilton
Pennell Hamilton                                              /s/ Marc M. Stein
                                                              -----------------
Senior Vice President, Chief Financial Officer                Marc M. Stein
Foundation Health Systems, Northeast Region